Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH 2025

Dallas, Texas, March 7, 2025 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.301230 per unit, payable on March 31, 2025, to unit holders of record on March 17, 2025. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for December 2024 and the gas production for November 2024, which is considered current production. Preliminary production volumes are approximately 45,827 barrels of oil and 1,044,259 Mcf of gas. Preliminary prices are approximately $69.44 per barrel of oil and $1.86 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to a decrease in oil and gas production, along with a decrease in the price of oil and gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)

Current Month	45,827	1,044,259	$69.44	$1.86

Prior Month	68,827	1,444,799	$69.88	$1.99

(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Receipt of Settlement Proceeds

The March distribution includes a $400,000 settlement payment received by Sabine Royalty Trust (“Sabine”), pursuant to the Settlement Agreement between Sabine and TGNR East Texas II, LLC (TGNR) dated February 18, 2025. This settlement payment relates to unpaid royalties on various TGNR operated wells in Panola County, Texas. These unpaid royalties were discovered during Sabine’s ongoing revenue audit.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, essentially all revenue received was posted. Since the close of business in February and prior to this press release, approximately $1,104,000 in revenue has been received.

The 2024 Annual Report on Form 10-K has been filed with the Securities and Exchange Commission, and the December 31, 2024, Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

Forward-looking Statements

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Nancy Willis – Director of Royalty Trust Services

Argent Trust Company

Toll Free (855) 588-7839